Exhibit 99.1

Press Release
www.shire.com

Core portfolio of products delivers 20% sales growth
2009 guidance framework reaffirmed

August 5, 2009 – Shire plc (LSE: SHP, NASDAQ: SHPGY) the global specialty biopharmaceutical company, announces results for the three months to June 30, 2009.

Q2 2009 Financial Highlights

	Q2 2009(1)
Product sales	$558 million	-21%
Product sales (excluding ADDERALL XR)	$491 million	+20%
Product sales growth (excluding ADDERALL XR) at constant exchange rates(2)		+27%
Non GAAP operating income	$116 million	-53%
US GAAP operating income	$35 million	+$102 million
Non GAAP diluted earnings per ADS (using actual Q2 2009 tax rate: 2%)	$0.60	-36%
Non GAAP diluted earnings per ADS (using full year expected tax rate: 24%)	$0.47
US GAAP diluted earnings per ADS	$0.24	+$0.68

(1)	Figures compare Q2 2009 results with the same period in 2008.
(2)	Sales growth at constant exchange rates (“CER”), which is a Non GAAP measure, is calculated after restating Q2 2009 results using Q2 2008 average foreign exchange rates.

Angus Russell, Chief Executive Officer, commented:

“In the second quarter we delivered strong core product sales, excluding ADDERALL XR, of $491 million, representing growth of 20% compared to the same quarter last year. The strategic steps we have taken over the last few years are now delivering clear commercial benefits, as we enter a new phase of Shire’s development.

We have diversified into a broader portfolio of young products with strong intellectual property and exciting growth prospects. We continue to increase the global reach of our business and now have a presence in 26 countries worldwide compared to nine countries four years ago.

We have also developed a promising pipeline with encouraging recent news. With the receipt of a Complete Response Letter from the US Food and Drug Administration (“FDA”) for INTUNIV, we are confident that we will quickly come to agreement on the final wording of the product label and will launch in the fourth quarter of 2009 as planned. We are also initiating Phase 2 pilot clinical trials to assess the efficacy and safety of VYVANSE in non ADHD (“Attention Deficit Hyperativity Disorder”) indications. Our HGT pipeline has been strengthened by positive results from our trial of velaglucerase in naïve Gaucher patients. A treatment protocol for early access has been approved by the FDA and the agency has approved Fast Track designation for the product. Rolling review of the New Drug Application (“NDA”) has started.

Our core portfolio has made good progress in the quarter. We are pleased with the performance of VYVANSE as it has retained market share during the historically quieter summer vacation season in contrast to other branded ADHD treatments that have lost market share. We are anticipating the benefits of the back to school season for VYVANSE and are looking forward to increased sales momentum from our co-promote agreement with GSK for adult ADHD. We are also expecting further positive newsflow from our pipeline during the second half of this year.

Supported by pro-active management, our business is well placed to deliver on our unchanged guidance frame work for 2009 and looking ahead we reiterate our aspiration of growing sales in the mid-terms range on average between 2009 and 2015.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Second Quarter 2009 Unaudited Results

	Q2 2009			Q2 2008
	US GAAP	Adjustments	Non GAAP(1)	US GAAP	Adjustments	Non GAAP(1)
	$M	$M	$M	$M	$M	$M
Revenues	630	-	630	776	-	776
Operating income/(loss)	35	81	116	(67)	314	247
Net income/(loss)	44	65	109	(79)	267	188
Diluted earnings/(loss) per ADS	24c	36c	60c	(44c)	139c	95c

Note: Average exchange rates for Q2 2009 were $1.55:£1.00 and $1.36:€1.00, (Q2 2008: $1.97:£1.00 and $1.57:€1.00).

(1)
The Non GAAP financial measures included above are explained on pages 26 and 27, together with an explanation of why Shire's management believes that these measures are useful to investors. For a reconciliation of these Non GAAP financial measures to the most directly comparable financial measures prepared in accordance with US GAAP, see pages 22 and 23.

FINANCIAL SUMMARY

Second Quarter 2009 (see page 6 for full Financial Results)

•	Product sales excluding ADDERALL XR® were up 20% (up 27% at CER) to $491 million, following continued growth from VYVANSE® (up 75% to $114 million) and LIALDA®/MEZAVANT®(up 71% to $55 million).

•
Total product sales, including ADDERALL XR, were down 21% to $558 million, as ADDERALL XR product sales declined by 77%, or $229 million to $67 million, as a result of the launch by Teva Pharmaceuticals Indutries Ltd (“Teva”) of an authorized generic version of ADDERALL XR, higher sales deductions in Q2 2009 (equivalent to 72% of gross sales) and the impact of de-stocking (equivalent to gross sales of $67 million). In the second half of 2009 we expect the de-stocking of ADDERALL XR to reduce significantly and for sales deductions to moderate to 55-65% of gross sales, depending on sales mix.

•
Non GAAP operating income decreased by 53%, or $131 million to $116 million as the lower ADDERALL XR revenues in Q2 2009 were partially offset by higher revenues on other products and lower operating expenses on a Non GAAP basis. On a US GAAP basis operating income in Q2 2009 was $35 million compared to a loss of $67 million in 2008.

•
Non GAAP diluted earnings per ADS were $0.60 for the quarter (Q2 2008: $0.95). The decline in Non GAAP earnings per ADS was less than the decline in Non GAAP operating income due primarily to the effects of certain one off net tax credits recognized in the quarter following the issuance in Q2 2009 of new regulations regarding the Massachusetts State tax regime, which lowered the effective tax rate in Q2 2009 compared to Q2 2008. Using a full year expected effective tax rate of 24%, Non GAAP diluted earnings per ADS for Q2 2009 would have been $0.47 on a proforma basis.

SECOND QUARTER HIGHLIGHTS AND RECENT DEVELOPMENTS

Products

VYVANSE – for the treatment of ADHD

•	On May 1, 2009 Shire and GSK commenced working together on the co-promotion agreement of VYVANSE, with the aim of improving recognition and treatment of ADHD in adults.

•
On June 1, 2009 Shire announced that the FDA approved a change to the prescribing information for VYVANSE, to include supplemental data that demonstrated significant ADHD symptom control in children aged 6 to 12 from the first time point measured (1.5 hours) through 13 hours post-dose. VYVANSE is now the first and only oral ADHD stimulant treatment to have 13 hour post-dose efficacy data for pediatric patients included in its product labeling.

•	By July 24, 2009 VYVANSE had achieved a US ADHD market share of 12.3% based on weekly prescription volumes.

ADDERALL XR – for the treatment of ADHD

•
On April 2, 2009 Teva announced that it had commenced commercial shipment of its authorized generic version of ADDERALL XR. In Q2 2009 sales of ADDERALL XR declined by 77% to $67 million. A decline in ADDERALL XR sales subsequent to generic launch was anticipated and was already reflected in our guidance framework.

Pipeline

INTUNIV™  – for the treatment of ADHD in children and adolescents in the US.

•
On May 19, 2009 Shire announced that a randomized placebo controlled trial had met its primary objective, evaluating the effects of INTUNIV on oppositional symptoms in children aged 6 to 12 years with a diagnosis of ADHD and the presence of oppositional symptoms.

•
The Prescription Drug User Fee Act date (“PDUFA”) for INTUNIV was July 27, 2009. Shire has received a Complete Response Letter from the FDA for INTUNIV. Shire and the FDA were not able to reach agreement on final product labeling in time to meet the PDUFA date. The FDA did not identify safety concerns regarding INTUNIV, request new clinical data or additional analyses in the Complete Response Letter. Shire and the FDA will continue to work together to resolve the remaining labeling language over the next 4-8 weeks and we anticipate launch in the fourth quarter of 2009 as planned.

VYVANSE – for the treatment of non ADHD indications in adults

•
Shire is conducting Phase 2 pilot clinical trials to assess the efficacy and safety of VYVANSE as adjunctive therapy in depression, for the treatment of negative symptoms and cognitive impairment in schizophrenia, and for the treatment of cognitive impairment in depression.

Velaglucerase alfa – for the treatment of Gaucher disease

•
On July 16, 2009 Shire announced that it had received Fast Track designation from the FDA for velaglucerase alfa, its enzyme replacement therapy in development for the treatment of Gaucher disease.  On July 30 Shire began the rolling submission of a NDA for velaglucerase alfa to treat patients with Type 1 Gaucher disease.  Fast Track is a process which expedites the review of drugs to treat serious diseases and fill an unmet medical need with the goal of getting important new treatments to patients earlier.  Shire will file additional sections of the NDA as they become available.  Results from the first of the three Phase 3 trials were positive, and achieved statistically significant improvements in the primary endpoint. Velaglucerase alfa was also found to be well tolerated with no drug related serious adverse events reported in this trial.

•
On August 3, 2009 Shire announced that it had received approval from the FDA on the initiation of a treatment protocol for velaglucerase alfa. This protocol was submitted at the request of the FDA, in view of a potential restriction on the availability of the current approved and marketed treatment for Gaucher disease patients.  This will allow physicians to treat Gaucher disease patients with velaglucerase alfa ahead of commercial availability in the US. Under the conditions of the treatment protocol, Shire will provide velaglucerase alfa free of charge initially, in order to provide access to patients as quickly as possible.

FIRAZYR®  – for the treatment of hereditary angioedema (“HAE”)

•	In June 2009, Shire initiated a Phase 3 study in patients with acute attacks of HAE, known as the FAST-3 trial, which is designed to support filing of a NDA for FIRAZYR in the US.

2009 OUTLOOK

We are reiterating our previously announced guidance framework for Non GAAP diluted earnings per ADS for 2009, which remains unchanged from that provided in our Q3 2008 earnings release. At that time, and in subsequent earnings releases, we provided details of the effect of changes in foreign exchange rates on the earnings guidance. Specifically, our plans for 2009, supporting Non GAAP diluted earnings per ADS for 2009 in the range of $3.00 to $3.40, were based on average actual foreign exchange rates (€1:$1.52, £1:$1.95) for the ten months to October 2008. During the first half of 2009 we have already achieved Non GAAP diluted earnings per ADS of $1.88.

We identified that each 10c movement in the €:$ and £:$ exchange rates impacts Shire’s Non GAAP diluted earnings per ADS by $0.10 and $0.01 respectively. Based on the following exchange rate scenarios, which are not forecasts, the impact on our base guidance would be:

	Euro fx rate	£ fx rate	Non GAAP diluted earnings per ADS range (1)
Base guidance	$1.52	$1.95	$3.00 to $3.40
At average March 2009 exchange rates	$1.30	$1.42	$2.73 to $3.13
At average H1 2009 & July exchange rates	$1.37	$1.56	$2.80 to $3.20

(1) Our guidance framework for Non GAAP diluted earnings per ADS is not prepared in accordance with US GAAP. Non GAAP diluted earnings per ADS excludes the effect of certain cash and non-cash items, both recurring and non-recurring, that Shire’s management believes are not related to the core performance of Shire’s business. A list of these items can be found on pages 26-27.

PRODUCT LAUNCHES

Subject to obtaining the relevant regulatory/governmental approvals, product launches planned over the next two years include:

•	MEZAVANT for the treatment of ulcerative colitis; launches will continue in certain EU and RoW countries in 2009 and 2010;

•	FIRAZYR for the symptomatic treatment of acute attacks of HAE; launches will continue in certain European and Latin American countries during 2009 and 2010;

•	INTUNIV for the treatment of ADHD in children and adolescents in the US in the fourth quarter of 2009;

•	EQUASYM® for the treatment of ADHD; launches will continue in certain EU countries during 2009 and 2010;

•	DAYTRANA® for the treatment of ADHD in adolescents in the US in 2010;

•	Velaglucerase alfa for the treatment of Gaucher disease in the US and the EU in 2010; and

•	VYVANSE for the treatment of ADHD, in ex-US and ex-EU regions starting in 2010, and in the EU in 2011.

DIVIDEND

In respect of the six months ended June 30, 2009, the Board resolved to pay an interim dividend of 2.147 US cents per ordinary share (2008: 2.147 US cents per share).

Dividend payments will be made in Pounds Sterling to Ordinary shareholders and in US Dollars to holders of American Depository Shares (“ADS”).  A dividend of 1.302 pence per ordinary share (2008: 1.085 pence) and 6.441 US cents per ADS (2008: 6.441 US cents) will be paid on October 8, 2009 to persons whose names appear on the register of members of the Company at the close of business on September 11, 2009.

Additional Information

The following additional information is included in this press release:

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Jessica Cotrone (North America)	+1 617 613 4640

Dial in details for the live conference call for investors 14:00 BST/09:00 EDT on August 5, 2009:

UK dial in: 0808 100 5150 or 01296 311 652

US dial in: 1 8662977327 or 1 7183541176

International dial in: +44 (0) 1296 311 652

Password/Conf ID: 515 749#

Live Webcast: http://www.shire.com/shire/InvestorRelations/index.jsp?tn=2

OVERVIEW OF FINANCIAL RESULTS

1.       Introduction

Summary of Q2 2009

Revenues from continuing operations for the three months to June 30, 2009 decreased by 19% to $629.7 million (2008: $775.6 million), primarily due to the decline in branded ADDERALL XR product sales in Q2 2009 following the launch of an authorized generic version by Teva in April 2009. Excluding ADDERALL XR, product sales increased by 20% to $491.0 million (2008: $409.3 million).

Non GAAP operating income for the three months to June 30, 2009 decreased by 53% to $115.5 million (2008: $246.5 million). The lower product sales of ADDERALL XR in Q2 2009 were partially offset by higher revenues from other products and lower operating expenses, as the Company benefits from its more diversified portfolio and continues to focus on cost management, with some additional benefits from foreign exchange compared to 2008.

US GAAP operating income from continuing operations for the three months to June 30, 2009 increased by $102.0 million to $34.7 million (2008: $67.3 million loss). US GAAP operating income from continuing operations in Q2 2009 includes a charge of $36.9 million following the amendment of an in-license agreement for INTUNIV. The US GAAP operating loss from continuing operations in Q2 2008 included in-process R&D charges on acquisition of METAZYM® from Zymenex A/S ($135.0 million) and costs associated with the cessation of commercialization of DYNEPOTM ($150.3 million). Excluding the above charges the fall in US GAAP operating income from continuing operations in Q2 2009 principally resulted from lower revenues following declines in branded ADDERALL XR product sales.

Net cash provided by operating activities decreased by 60% to $72.0 million for the three months to June 30, 2009 (2008: $180.4 million). The cash inflow from operating activities was lower in Q2 2009 than the same period in 2008 as lower sales receipts, higher cash tax payments and cash payments on forward exchange contracts in 2009 were only partially offset by lower operating expense payments during the quarter.

Cash, cash equivalents and restricted cash at June 30, 2009 totaled $299.1 million (December 31, 2008: $247.4 million), an increase of $51.7 million. Cash inflows from operating activities, cash received on the disposal of Shire’s minority investment in Virochem Pharma Inc. and Jerini’s Peptides business have been partially offset by cash outflows to acquire EQUASYM, investment in property, plant and equipment at the HGT campus in Lexington and the dividend payment.

2.       Product sales

For the three months to June 30, 2009 product sales decreased by 21% to $558.4 million (2008: $705.7 million) and represented 89% of total revenues (2008: 91%). Excluding ADDERALL XR, product sales increased by 20% to $491.0 million (2008: $409.3 million).

Product Highlights

Product	Sales $M	Sales Growth(2)	CER Growth(3)	US Rx Growth(1) (2)	US Average Annual Market Share(1)
Specialty Pharmaceuticals
VYVANSE	114.2	75%	75%	80%	12.1%
ADDERALL XR	67.4	-77%	-77%	-48%	11.0%
DAYTRANA	14.9	-34%	-34%	-14%	1.4%
EQUASYM	4.9	n/a	n/a	n/a(5)	n/a(5)
LIALDA / MEZAVANT	54.6	71%	73%	53%	15.9%
PENTASA	54.0	21%	21%	-2%	15.9%
FOSRENOL	49.6	17%	26%	-3%	7.8%
XAGRID	20.7	0%	12%	n/a(5)	n/a(5)

Human Genetic Therapies
ELAPRASE	85.3	6%	15%	n/a(4)	n/a(4)
REPLAGAL	44.4	-1%	14%	n/a(5)	n/a(5)
FIRAZYR	1.5	n/a	n/a	n/a(5)	n/a(5)

(1)
Product specific prescription data is provided by IMS Health (“IMS”) National Prescription Audit, a leading global provider of business intelligence for the pharmaceutical and healthcare industries.  All other US market share data stated in the text below is also provided by IMS.

(2)	Compared to Q2 2008.
(3)	CER growth is calculated after restating Q2 2009 results using Q2 2008 average foreign exchange rates.
(4)	IMS Data not available.
(5)	Not sold in the US.

Specialty Pharmaceuticals

US ADHD market share

Shire’s share of the total US ADHD market for the three months to June 30, 2009 declined by approximately 8 percentage points to 24.5% (2008:  32.3%), following the launch by Teva in April 2009 of an authorized generic version of ADDERALL XR. Shire continues to have the leading portfolio of branded products in the US ADHD market.

VYVANSE - ADHD

Sales of VYVANSE for the three months to June 30, 2009 increased by 75% to $114.2 million (2008: $65.2 million), with VYVANSE’s average share of the US ADHD market for Q2 2009 increasing to 12.1% (2008: 7.4%). Product sales growth was driven by an 80% increase in US prescription demand in Q2 2009 over the same period in 2008, as a result of increased US ADHD average market share and 10% growth in the US ADHD market.

ADDERALL XR - ADHD

Sales of ADDERALL XR for the three months to June 30, 2009 were $67.4 million, a decrease of 77% (2008: $296.4 million) resulting from the launch by Teva in April 2009 of its authorized generic version of ADDERALL XR. The launch of the generic version led to a 48% decline in ADDERALL XR US prescription demand, higher US sales deductions and significant de-stocking (equivalent to gross sales of $67 million) by wholesalers and retail pharmacies in Q2 2009 compared to the same period in 2008. These factors more than offset the positive impacts of price increases taken since Q2 2008, and the inclusion within product sales of shipments of authorized generic ADDERALL XR to Teva in Q2 2009.

Sales deductions represented 72% of branded ADDERALL XR gross sales in Q2 2009 (2008: 22%), the increase primarily resulting from higher sales deductions for Managed Care and Medicaid rebates as well as the impact of revising estimates made at the end of Q1 and used in the measurement of the rebate liability on the wholesale and retail pipeline. These revisions increased Q2 sales deduction expense by the equivalent of 11% of Q2 2009 ADDERALL XR gross sales.

The Managed Care rebate percentage increased due to higher rebates offered to Managed Care organizations (“MCO”) from April 1, 2009.

The Medicaid rebate percentage was higher in Q2 2009 than the same period last year due to a higher proportion of gross sales being made through Medicaid and an increased unit rebate amount (“URA”). The rise in URA is a direct result of price increases and the inclusion of shipments of authorized generic ADDERALL XR to Teva in the URA calculation.

DAYTRANA - ADHD

Product sales of DAYTRANA for the three months to June 30, 2009 decreased by 34% to $14.9 million (2008: $22.6 million). Product sales declined due to a 14% reduction in US prescription demand, following a decline in DAYTRANA’s average share of the US ADHD market to 1.4% (2008: 1.8%) together with the impact of de-stocking in Q2 2009. These declines were partially offset by price increases taken since Q2 2008.

EQUASYM – ADHD

Following the acquisition of EQUASYM from UCB on March 31, 2009 the Company has recorded product sales of EQUASYM for the three months to June 30, 2009 of $4.9 million (2008: $nil).

US oral mesalamine market share

Shire’s average market share of the US oral mesalamine market rose to 31.8% for the three months to June 30, 2009 (2008: 27.6%).

LIALDA/MEZAVANT – Ulcerative colitis

Product sales of LIALDA/MEZAVANT for the three months to June 30, 2009 increased by 71% to $54.6 million (2008: $32.0 million). US prescriptions increased by 53%, due to an increase in LIALDA’s average share of the US oral mesalamine market to 15.9% (2008: 10.8%) and underlying growth in the US oral mesalamine market of 4%.

By June 30, 2009 MEZAVANT was available in eight countries outside the US, and further launches are planned in other countries throughout 2009 and 2010, subject to the successful conclusion of pricing and reimbursement negotiations.

PENTASA - Ulcerative colitis

Sales of PENTASA® for the three months to June 30, 2009 were $54.0 million, an increase of 21% compared to the same period in 2008 (2008: $44.8 million). Sales grew despite a 2% decrease in prescriptions primarily due to the impact of price increases.

FOSRENOL - Hyperphosphatemia

Product sales of FOSRENOL® for the three months to June 30, 2009 were up 17% to $49.6 million (2008: $42.4 million). On a CER basis sales were up 26%. In markets outside the US FOSRENOL sales increased as the product entered new countries, and continued to grow in countries entered in the last two years. In the US, FOSRENOL’s average share of the phosphate binder market in Q2 2009 declined to 7.8% (2008: 8.2%) due to a 3% decrease in prescriptions. However, US product sales grew 15% as price increases offset the prescription decline.

XAGRID - Thrombocythemia

Sales of XAGRID™ for the three months to June 30, 2009 were $20.7 million (2008: $20.6 million). On a CER basis sales increased by 12% (XAGRID is primarily sold in Euros and Pounds Sterling).

Human Genetic Therapies

ELAPRASE - Hunter syndrome

Product sales for the three months to June 30, 2009 were $85.3 million, an increase of 6% (2008: $80.8 million). Expressed on a CER basis sales increased by 15% (ELAPRASE® is primarily sold in US dollars and Euros). The sales growth was driven by increased volumes across all regions where ELAPRASE is sold.

REPLAGAL - Fabry disease

Product sales for the three months to June 30, 2009 were $44.4 million, a decrease of 1% (2008: $44.7 million). Expressed on a CER basis sales increased by 14% (REPLAGAL® is primarily sold in Euros and Pounds Sterling). The sales growth was primarily driven by increased volumes in Europe and Asia Pacific.

FIRAZYR - HAE

Sales for the three months to June 30, 2009 were $1.5 million (2008: $nil). Sales of FIRAZYR in Q1 2009 were $0.5 million. With Q2 launches in France and Portugal, FIRAZYR is now launched in nine countries, including four of the five largest European countries. FIRAZYR also received final price publication in Italy during June, which will enable launch in Italy during Q3. FIRAZYR is the first new product for HAE in Europe in 30 years and has orphan exclusivity in the EU until 2018.

3.       Royalties

Royalty revenue increased by 3% to $66.9 million for the three months to June 30, 2009 (2008: $64.8 million). The following table provides an analysis of Shire’s royalty income:

Product	Royalties to Shire $M	Year on year change(1)
3TC	29.2	-18%
ZEFFIX	10.2	-6%
ADDERALL XR	13.6	n/a
Other	13.9	-25%
Total	66.9	3%

(1)  Compared with Q2 2008

3TC - HIV infection and AIDS

Shire receives royalties from GSK on worldwide sales of 3TC® sales. Royalties from sales of 3TC for the three months to June 30, 2009 were $29.2 million (2008: $35.6 million). Excluding unfavorable foreign exchange movements of 7%, royalties have decreased by 11% mainly due to competition from other HIV treatments.

ZEFFIX - Chronic hepatitis B infection

Shire receives royalties from GSK on worldwide ZEFFIX® sales. Royalties from sales of ZEFFIX for the three months to June 30, 2009 were $10.2 million, a decrease of 6% (2008: $10.8 million).  The impact of foreign exchange movements has contributed 4% to the reported decrease, with the remainder of the decrease due to increased competition from other hepatitis B treatments.

ADDERALL XR – ADHD

Royalties from Teva’s sales of authorized generic ADDERALL XR for the three months to June 30, 2009 were $13.6 million (2008: $nil). Receipt of this royalty began with Teva’s sales of authorized generic ADDERALL XR in April 2009.

OTHER

Other royalties are primarily in respect of REMINYL® and REMINYL XL™ (known as RAZADYNE® and RAZADYNE® ER in the US), for the symptomatic treatment of mild to moderately severe dementia of the Alzheimer’s type.

The range of REMINYL products is marketed worldwide (excluding the UK and the Republic of Ireland where Shire has exclusive marketing rights) by Janssen Pharmaceutical N.V., an affiliate of Johnson & Johnson (“J&J”). Sales of the REMINYL/RAZADYNE range continue to grow in most countries, however the entry of generic versions of RAZADYNE and RAZADYNE ER into the US market in Q3 2008 has significantly decreased sales in that region.

4.       Financial details

Cost of product sales

	2009 $M	% of product sales	2008 $M	% of product sales
Cost of product sales (US GAAP)	96.4	17%	142.9	20%
Accelerated depreciation on transfer of manufacturing from Owings Mills	(3.0)		-
Fair value adjustment for acquired inventories	(1.4)		-
Write down of inventory and exit costs for DYNEPO	-		(53.4)
Depreciation	(4.9)		(3.0)
Cost of product sales (Non GAAP)	87.1	16%	86.5	12%

After the exclusion of those charges outlined above, Non GAAP cost of product sales as a percentage of product sales increased by 4 percentage points (from 12% to 16%) compared to 2008. This increase primarily results from changes to the product mix following the launch by Teva of an authorized generic version of ADDERALL XR in April 2009; higher sales deductions on Shire’s sales of branded ADDERALL XR, together with lower margin sales of the authorized generic version of ADDERALL XR to Teva have both depressed gross margin for that product.

Research and development (“R&D”)

	2009 $M	% of product sales	2008 $M	% of product sales
R&D (US GAAP)	158.7	28%	136.4	19%
INTUNIV license payment	(36.9)		-
DYNEPO R&D commitments	-		(6.5)
Depreciation	(3.8)		(3.1)
R&D (Non GAAP)	118.0	21%	126.8	18%

Non GAAP R&D decreased 7% to $118.0 million (2008: $126.8 million). The continued investment in core R&D programs has been offset by the benefit of foreign exchange rates in Q2 2009 over the same period in 2008 and the cessation of certain non-core programs since Q2 2008. As a percentage of product sales, Non GAAP R&D increased to 21% (2008: 18%) due to the lower product sales in Q2 2009.

Selling, general and administrative (“SG&A”)

	2009 $M	% of product sales	2008 $M	% of product sales
SG&A (US GAAP)	334.7	60%	437.7	62%
Intangible asset amortization	(34.3)		(31.0)
Impairment of intangible assets	-		(90.4)
New holding company costs	-		(6.6)
Depreciation	(15.9)		(11.2)
SG&A (Non GAAP)	284.5	51%	298.5	42%

Non GAAP SG&A declined by 5% to $284.5 million (2008: $298.5 million) as a result of the increased focus on cost management and favorable foreign exchange rates in 2009 over 2008. Non GAAP SG&A increased as a percentage of product sales to 51% (2008: 42%) as cost ratios were adversely affected by lower product sales following the genericization of ADDERALL XR.

Reorganization costs

For the three months to June 30, 2009 Shire recorded reorganization costs of $2.9 million (2008: $nil) relating to the transfer of manufacturing from its Owing Mills facility.

Integration and acquisition costs

For the three months to June 30, 2009 Shire recorded integration and acquisition costs of $2.3 million (2008: $nil) relating to the integration of Jerini AG and charges associated with the acquisition of EQUASYM.

Interest income

For the three months to June 30, 2009 Shire received interest income of $0.6 million (2008: $6.5 million), primarily received on cash and cash equivalents. Interest income for the three months to June 30, 2009 is lower than the same period in 2008 due to significantly lower interest rates in 2009 compared to 2008, and lower average cash and cash equivalent balances.

Interest expense

For the three months to June 30, 2009 the Company incurred interest expense of $10.1 million (2008: $16.8 million). The higher expense in 2008 was primarily due to the accrual of interest in respect of the Transkaryotic Therapies, Inc. (“TKT”) appraisal rights litigation. This litigation was settled in November 2008.

Taxation

The effective rate of tax for the three months to June 30, 2009 was -78% (2008: -0.3%). The effective tax rate on Non GAAP income is 2% (2008: 20%). The Non GAAP effective tax rate in the three months to June 30, 2009 was 18 percentage points lower than the corresponding period in 2008 principally due to the decrease in valuation allowances held in respect of US State tax credits and losses. Following the interpretation and analysis of the implications of new Massachusetts State tax regulations issued in Q2 2009, Shire determined during the second quarter that it was now more likely than not that these State tax credits and losses were realizable.

Equity in earnings/(losses) of equity method investees

Net earnings of equity method investees of $0.5 million were recorded for the three months to June 30, 2009 (2008: $1.9 million loss). This comprised earnings of $1.2 million from the 50% share of the anti-viral commercialization partnership with GSK in Canada (2008: $1.5 million earnings) and losses of $0.7 million, being the Company’s share of losses in the GeneChem, AgeChem and EGS Funds (2008: $3.4 million loss).

Discontinued operations

The loss from discontinued operations for the three months to June 30, 2009 was $9.8 million (2008: $nil), relating to net losses on discontinued Jerini businesses which were either divested or closed during the second quarter of 2009, the loss on divestment of Jerini's Peptides business and the write-off of the fair value less costs to sell of assets previously classified as held for sale.

FINANCIAL INFORMATION

Unaudited US GAAP results for the three months and six months to June 30, 2009
Consolidated Balance Sheets

	June 30,	December 31,
	2009	2008
	$M	$M
ASSETS
Current assets:
Cash and cash equivalents	263.3	218.2
Restricted cash	35.8	29.2
Accounts receivable, net	424.7	395.0
Inventories, net	166.6	154.5
Assets held for sale	1.7	16.6
Deferred tax asset	84.6	89.5
Prepaid expenses and other current assets	174.3	141.4

Total current assets	1,151.0	1,044.4

Non-current assets:
Investments	90.2	42.9
Property, plant and equipment, net	598.1	534.2
Goodwill	377.6	350.8
Other intangible assets, net	1,846.2	1,824.9
Deferred tax asset	145.0	118.1
Other non-current assets	13.2	18.4

Total assets	4,221.3	3,933.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	807.6	708.6
Deferred tax liability	10.9	10.9
Other current liabilities	62.4	104.3

Total current liabilities	880.9	823.8

Non-current liabilities:
Convertible bonds	1,100.0	1,100.0
Other long-term debt	49.4	43.1
Deferred tax liability	346.9	377.0
Other non-current liabilities	275.0	291.3

Total liabilities	2,652.2	2,635.2

Shareholders’ equity:
Common stock of 5p par value; 1,000 million shares authorized; and 560.3 million shares issued and outstanding (2008: 1,000 million shares authorized; and 560.2 million shares issued and outstanding)	55.5	55.5
Additional paid-in capital	2,628.0	2,594.6
Treasury stock: 20.2 million shares (2008: 20.7 million)	(390.6)	(397.2)
Accumulated other comprehensive income	119.7	97.0
Accumulated deficit	(843.8)	(1,051.7)

Total Shire plc shareholders’ equity	1,568.8	1,298.2
Noncontrolling interest in subsidiaries	0.3	0.3

Total equity	1,569.1	1,298.5

Total liabilities and equity	4,221.3	3,933.7

Unaudited US GAAP results for the three months and six months to June 30, 2009
Consolidated Statements of Income

	3 months to	3 months to	6 months to	6 months to
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
	$M	$M	$M	$M
Revenues:
Product sales	558.4	705.7	1,314.3	1,337.4
Royalties	66.9	64.8	117.5	129.9
Other revenues	4.4	5.1	15.6	10.5
Total revenues	629.7	775.6	1,447.4	1,477.8

Costs and expenses:
Cost of product sales(1)	96.4	142.9	180.0	233.2
Research and development(2)	158.7	136.4	344.6	248.2
Selling, general and administrative(1) (2)	334.7	437.7	653.3	782.4
Gain on sale of product rights	-	(9.1)	-	(16.7)
In-process R&D charge	-	135.0	-	135.0
Reorganization costs	2.9	-	5.1	-
Integration and acquisition costs	2.3	-	3.8	-
Total operating expenses	595.0	842.9	1,186.8	1,382.1

Operating income/(loss)	34.7	(67.3)	260.6	95.7

Interest income	0.6	6.5	1.3	19.2
Interest expense	(10.1)	(16.8)	(21.2)	(34.1)
Other income, net	4.7	0.7	54.9	13.4
Total other (expense)/income, net	(4.8)	(9.6)	35.0	(1.5)

Income/(loss) from continuing operations before income taxes and equity in earnings/(losses) of equity method investees	29.9	(76.9)	295.6	94.2
Income taxes	23.4	(0.2)	(26.1)	(44.3)
Equity in earnings/(losses) of equity method investees, net of taxes	0.5	(1.9)	0.4	(0.3)
Income/(loss) from continuing operations, net of tax	53.8	(79.0)	269.9	49.6

Loss from discontinued operations (net of income tax expense of $nil in all periods)	(9.8)	-	(12.4)	-
Net income/(loss)	44.0	(79.0)	257.5	49.6

Add: Net loss attributable to noncontrolling interest in subsidiaries	0.1	-	0.2	-
Net income/(loss) attributable to Shire plc	44.1	(79.0)	257.7	49.6

(1) Cost of product sales includes amortization of intangible assets relating to favorable manufacturing contracts of $0.4 million for the three months to June 30, 2009 (2008: $0.4 million) and $0.9 million for the six months to June 30, 2009 (2008: $0.9 million). Selling, general and administrative costs include amortization and impairment charges of intangible assets relating to intellectual property rights acquired of $34.3 million for the three months to June 30, 2009 (2008: $121.4 million) and $66.8 million for the six months to June 30, 2009 (2008: $152.3 million).

(2) Promotional costs totaling $8.9 million and $19.1 million have been reclassified from Research and development to Selling, general and administrative costs for the three and six months to June 30, 2008 respectively.

Unaudited US GAAP results for the three months and six months to June 30, 2009
Consolidated Statements of Income (continued)

	3 months to	3 months to	6 months to	6 months to
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Earnings/(loss) per ordinary share – basic
Earnings/(loss) from continuing operations	10.0c	(14.6c)	50.0c	9.1c
Loss from discontinued operations	(1.8c)	-	(2.3c)	-
Earnings/(loss) per ordinary share – basic	8.2c	(14.6c)	47.7c	9.1c

Earnings/(loss) per ADS – basic	24.6c	(43.8c)	143.1c	27.3c

Earnings/(loss) per ordinary share – diluted
Earnings/(loss) from continuing operations	9.9c	(14.6c)	49.6c	8.2c
Loss from discontinued operations	(1.8c)	-	(2.3c)	-
Earnings/(loss) per ordinary share – diluted	8.1c	(14.6c)	47.3c	8.2c

Earnings/(loss) per ADS – diluted	24.3c	(43.8c)	141.9c	24.6c

Weighted average number of shares (millions):

Basic	539.9	542.5	539.7	543.7
Diluted	543.4	542.5	545.0	579.6

Unaudited US GAAP results for the three months and six months to June 30, 2009
Consolidated Statements of Cash Flows

	3 months to	3 months to	6 months to	6 months to
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
	$M	$M	$M	$M
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss) attributable to Shire plc	44.1	(79.0)	257.7	49.6
Adjustments to reconcile net income/(loss) attributable to Shire plc to net cash provided by operating activities:
Loss from discontinued operations	9.8	-	12.4	-
Depreciation and amortization	62.3	48.9	117.7	96.3
Share based compensation	17.4	19.4	33.2	35.7
Amortization of deferred financing charges	1.3	1.2	2.5	2.5
Interest on building financing obligation	0.8	0.7	1.3	1.9
Impairment of intangible assets	-	90.4	-	90.4
Impairment of property, plant and equipment	0.5	-	2.7	-
Gain on sale of long-lived assets	(0.2)	(0.4)	(0.2)	(0.4)
Gain on sale of non-current investments	-	-	(55.2)	(9.4)
Gain on sale of product rights	-	(9.1)	-	(16.7)
Movement in deferred taxes	(79.3)	(16.4)	(45.7)	17.4
Equity in (earnings)/losses of equity method investees	(0.5)	1.9	(0.4)	0.3
Noncontrolling interest in subsidiaries	(0.1)	-	(0.2)	-

Changes in operating assets and liabilities:
Decrease/(increase) in accounts receivable	108.1	22.0	(42.9)	(28.4)
(Decrease)/increase in sales deduction accrual	(4.4)	27.6	117.5	35.5
(Increase)/decrease in inventory	(3.3)	19.5	(12.8)	10.4
(Increase)/decrease in prepayments and other current assets	(21.5)	3.8	(33.8)	24.3
Decrease/(increase) in other assets	1.0	(2.7)	4.4	(2.4)
(Decrease)/increase in accounts and notes payable and other liabilities	(60.2)	50.7	(98.5)	(66.4)
(Decrease)/Increase in deferred revenue	(0.5)	1.9	(2.7)	5.5
Returns on investment from joint venture	-	-	4.9	-
Cash flows used in discontinued operations	(3.3)	-	(5.9)	-
Net cash provided by operating activities(A)	72.0	180.4	256.0	246.1

Unaudited US GAAP results for the three months and six months to June 30, 2009
Consolidated Statements of Cash Flows (continued)

	3 months to	3 months to	6 months to	6 months to
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
	$M	$M	$M	$M
CASH FLOWS FROM INVESTING ACTIVITIES:
Movements in restricted cash	0.2	0.2	(6.6)	5.2
Purchases of subsidiary undertakings and businesses, net of cash acquired	(1.4)	-	(75.5)	-
Purchases of non-current investments	-	(0.1)	-	(1.1)
Purchases of property, plant and equipment	(59.8)	(61.6)	(101.8)	(89.4)
Purchases of intangible assets	-	-	(6.0)	-
Proceeds from disposal of non-current investments	-	-	19.2	10.3
Proceeds from disposal of property, plant and equipment	-	0.8	0.4	0.9
Proceeds/deposits received on sales of product rights	-	-	-	5.0
Proceeds from disposal of subsidiary undertakings	6.7	-	6.7	-
Returns from equity investments	-	0.4	0.2	0.4
Net cash used in investing activities(B)	(54.3)	(60.3)	(163.4)	(68.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment under building financing obligation	(2.3)	(0.2)	(3.0)	(0.4)
Costs of issue of common stock	-	(2.9)	-	(2.9)
Proceeds from exercise of options	0.9	0.7	1.0	1.0
Payment of dividend	(43.0)	(36.4)	(43.0)	(36.4)
Payments to acquire shares by Employee Share Ownership Trust ("ESOT")	(1.0)	(71.0)	(1.0)	(104.1)
Net cash used in financing activities(C)	(45.4)	(109.8)	(46.0)	(142.8)

Effect of foreign exchange rate changes on cash and cash equivalents (D)	(0.1)	0.3	(1.5)	4.1

Net (decrease)/increase in cash and cash equivalents(A) +(B) +(C) +(D)	(27.8)	10.6	45.1	38.7
Cash and cash equivalents at beginning of period	291.1	790.6	218.2	762.5
Cash and cash equivalents at end of period	263.3	801.2	263.3	801.2

Unaudited US GAAP results for the three months and six months to June 30, 2009
Selected Notes to the Financial Statements

 (1) Earnings per share

	3 months to June 30,	3 months to June 30,	6 months to June 30,	6 months to June 30,
	2009	2008	2009	2008
	$M	$M	$M	$M

Income/(loss) from continuing operations	53.8	(79.0)	269.9	49.6
Loss from discontinued operations	(9.8)	-	(12.4)	-
Noncontrolling interest in subsidiaries	0.1	-	0.2	-

Numerator for basic EPS	44.1	(79.0)	257.7	49.6
Interest on convertible bonds, net of tax (1)	-	-	-	(2.2)

Numerator for diluted EPS	44.1	(79.0)	257.7	47.4

Weighted average number of shares:
	Millions	Millions	Millions	Millions
Basic(2)	539.9	542.5	539.7	543.7
Effect of dilutive shares:
Stock options(3)	3.5	-	5.3	3.2
Convertible bonds 2.75% due 2014(4)	-	-	-	32.7

Diluted	543.4	542.5	545.0	579.6

(1) For the three and six month periods ended June 30, 2009 and the three month period ended June 30, 2008 interest on the convertible bonds has not been added back as the effect would be anti-dilutive.
(2) Excludes shares purchased by the ESOT and presented by the Company as treasury stock.
(3) Calculated using the treasury stock method.
(4) Calculated using the ”if-converted” method.

The share equivalents not included in the calculation of the diluted weighted average number of shares are shown below:

	3 months to	3 months to	6 months to	6 months to
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
	Millions(1) (2)	Millions(3)	Millions(1) (2)	Millions(1)
Stock options in the money	-	1.3	-	-
Stock options out of the money	31.3	17.9	18.9	17.4
Convertible bonds 2.75% due 2014	32.7	32.7	32.7	-

(1) For the three month period ended June 30, 2009 and the six month periods ended June 30, 2009 and 2008, certain stock options have been excluded from the calculation of diluted EPS because their exercise prices exceeded Shire plc’s average share price during the calculation period.
(2) For the three and six month periods ended June 30, 2009 the ordinary shares underlying the convertible bonds have not been included in the calculation of the diluted weighted average number of shares, because the effect of their inclusion would be anti-dilutive.
(3) For the three month period ended June 30, 2008 no share options or ordinary shares underlying the convertible bonds have been included in the calculation of the diluted weighted average number of shares because the Company made a net loss during the calculation period and the inclusion of these items would be anti-dilutive.

Unaudited US GAAP results for the three months to June 30, 2009
Selected Notes to the Financial Statements

(2) Analysis of revenues

3 months to June 30,	2009	2008	2009	2009
			%	% of total
	$M	$M	change	revenue
Net product sales:
Specialty Pharmaceuticals ("Specialty")
ADHD
ADDERALL XR	67.4	296.4	-77%	11%
VYVANSE	114.2	65.2	75%	18%
DAYTRANA	14.9	22.6	-34%	2%
EQUASYM	4.9	-	n/a	1%
	201.4	384.2	-48%	32%
GI
PENTASA	54.0	44.8	21%	8%
LIALDA / MEZAVANT	54.6	32.0	71%	9%
	108.6	76.8	41%	17%
General products
FOSRENOL	49.6	42.4	17%	8%
CALCICHEW®	10.8	13.9	-22%	2%
CARBATROL®	20.8	16.2	28%	3%
REMINYL/REMINYL XL	10.9	8.7	25%	2%
XAGRID	20.7	20.6	0%	3%
	112.8	101.8	11%	18%

Other product sales	4.4	17.4	-75%	1%
Total Specialty product sales	427.2	580.2	-26%	68%

Human Genetic Therapies ("HGT")
ELAPRASE	85.3	80.8	6%	14%
REPLAGAL	44.4	44.7	-1%	7%
FIRAZYR	1.5	-	n/a	0%
Total HGT product sales	131.2	125.5	5%	21%

Total product sales	558.4	705.7	-21%	89%

Royalty income:
3TC	29.2	35.6	-18%	4%
ZEFFIX	10.2	10.8	-6%	2%
ADDERALL XR	13.6	-	n/a	2%
Other	13.9	18.4	-25%	2%
Total royalty income	66.9	64.8	3%	10%

Other revenues	4.4	5.1	-14%	1%

Total Revenues	629.7	775.6	-19%	100%

Unaudited US GAAP results for the six months to June 30, 2009
Selected Notes to the Financial Statements

(2) Analysis of revenues

6 months to June 30,	2009	2008	2009	2009
			%	% of total
	$M	$M	change	revenue
Net product sales:
Specialty Pharmaceuticals ("Specialty")
ADHD
ADDERALL XR	363.3	557.9	-35%	25%
VYVANSE	230.7	119.6	93%	16%
DAYTRANA	34.8	42.9	-19%	2%
EQUASYM	4.9	-	n/a	0%
	633.7	720.4	-12%	43%
GI
PENTASA	105.2	89.0	18%	7%
LIALDA / MEZAVANT	104.0	59.2	76%	7%
	209.2	148.2	41%	14%
General products
FOSRENOL	89.5	78.6	14%	6%
CALCICHEW	20.4	27.5	-26%	2%
CARBATROL	38.9	34.1	14%	3%
REMINYL/REMINYL XL	18.3	17.0	8%	1%
XAGRID	40.8	39.3	4%	3%
	207.9	196.5	6%	15%

Other product sales	8.9	32.8	-73%	1%
Total Specialty product sales	1,059.7	1,097.9	-3%	73%

Human Genetic Therapies ("HGT")
ELAPRASE	168.0	152.3	10%	12%
REPLAGAL	84.6	87.2	-3%	6%
FIRAZYR	2.0	-	n/a	0%
Total HGT product sales	254.6	239.5	6%	18%

Total product sales	1,314.3	1,337.4	-2%	91%

Royalty income:
3TC	59.1	72.9	-19%	4%
ZEFFIX	19.2	21.2	-9%	1%
ADDERALL XR	13.6	-	n/a	1%
Other	25.6	35.8	-28%	2%
Total royalty income	117.5	129.9	-10%	8%

Other revenues	15.6	10.5	49%	1%

Total Revenues	1,447.4	1,477.8	-2%	100%

Unaudited results for the three months to June 30, 2009
Non GAAP reconciliation

	US GAAP	Adjustments				Non GAAP
3 months to,	June 30, 2009	Amortization & asset impairments	Acquisitions & integration activities	Divestments, re- organizations & discontinued operations	Reclassify depreciation	June 30, 2009
		(a)	(b)	(c)	(d)
	$M	$M	$M	$M	$M	$M
Total revenues	629.7	-	-	-	-	629.7

Costs and expenses:
Cost of product sales	96.4	-	(1.4)	(3.0)	(4.9)	87.1
Research and development	158.7	-	(36.9)	-	(3.8)	118.0
Selling, general and administrative	334.7	(34.3)	-	-	(15.9)	284.5
Reorganization costs	2.9	-	-	(2.9)	-	-
Integration and acquisition costs	2.3	-	(2.3)	-	-	-
Depreciation	-	-	-	-	24.6	24.6
Total operating expenses	595.0	(34.3)	(40.6)	(5.9)	-	514.2

Operating income	34.7	34.3	40.6	5.9	-	115.5

Interest income	0.6	-	-	-	-	0.6
Interest expense	(10.1)	-	-	-	-	(10.1)
Other income, net	4.7	-	-	-	-	4.7
Total other expense, net	(4.8)	-	-	-	-	(4.8)

Income from continuing operations before income taxes and equity in earnings of equity method investees	29.9	34.3	40.6	5.9	-	110.7
Income taxes	23.4	(9.4)	(14.1)	(2.1)	-	(2.2)
Equity in earnings of equity method investees, net of tax	0.5	-	-	-	-	0.5

Income from continuing operations, net of tax	53.8	24.9	26.5	3.8	-	109.0
Loss from discontinued operations	(9.8)	-	-	9.8	-	-

Net income	44.0	24.9	26.5	13.6	-	109.0
Add: Net loss attributable to noncontrolling interest in subsidiaries	0.1	-	-	-	-	0.1
Net income attributable to Shire plc	44.1	24.9	26.5	13.6	-	109.1
Numerator for diluted EPS(1)	44.1	24.9	26.5	13.6	-	109.1
Weighted average number of shares (millions) – diluted	543.4	-	-	-	-	543.4
Diluted earnings per ADS	24.3c	13.8c	14.7c	7.5c	-	60.3c

(1)	For the three months to June 30, 2009 interest expense on the convertible bonds has not been added back as the effect would be anti-dilutive.

The following items are included in Adjustments:
(a)	Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($34.3 million) and tax effect of adjustment;
(b)
Acquisitions and Integration activities Inventory fair value adjustment related to the acquisition of Jerini ($1.4 million); payment on amendment of INTUNIV in-licence agreement ($36.9 million), costs associated with the integration and acquisition of Jerini AG and EQUASYM from UCB ($2.3 million), and tax effect of adjustments;

(c)
Divestments, Reorganizations and Discontinued Operations: Accelerated depreciation ($3.0 million) and reorganization costs ($2.9 million) for the transition of manufacturing from Owings Mills, discontinued operations in respect of non-core Jerini operations ($9.8 million), and tax effect of adjustments; and

(d)	Depreciation: Depreciation of $24.6 million included in Cost of Product Sales, R&D costs and SG&A costs for US GAAP separately disclosed for the presentation of Non GAAP earnings.

Unaudited results for the three months to June 30, 2008
Non GAAP reconciliation

	US GAAP	Adjustments				Non GAAP
3 months to,	June 30, 2008	Amortization & asset impairments	Acquisitions & integration activities	Divestments, re- organizations & discontinued operations	Reclassify depreciation	June 30, 2008
		(a)	(b)	(c)
	$M	$M	$M	$M	$M	$M
Total revenues	775.6	-	-	-	-	775.6
Costs and expenses:
Cost of product sales	142.9	-	-	(53.4)	(3.0)	86.5
Research and development(1)	136.4	-	-	(6.5)	(3.1)	126.8
Selling, general and administrative(1)	437.7	(121.4)	-	(6.6)	(11.2)	298.5
Gain on sale of product rights	(9.1)	-	-	9.1	-	-
In-process R&D charge	135.0	-	(135.0)	-	-	-
Depreciation	-	-	-	-	17.3	17.3
Total operating expenses	842.9	(121.4)	(135.0)	(57.4)	-	529.1

Operating (loss)/income	(67.3)	121.4	135.0	57.4	-	246.5

Interest income	6.5	-	-	-	-	6.5
Interest expense	(16.8)	-	-	-	-	(16.8)
Other income, net	0.7	-	-	-	-	0.7
Total other expenses, net	(9.6)	-	-	-	-	(9.6)

(Loss)/income from continuing operations before income taxes and equity in losses of equity method investees	(76.9)	121.4	135.0	57.4	-	236.9
Income taxes	(0.2)	(47.8)	-	1.1	-	(46.9)
Equity in losses of equity method investees, net of tax	(1.9)	-	-	-	-	(1.9)
Net (loss)/income attributable toShire plc	(79.0)	73.6	135.0	58.5	-	188.1
Impact of convertible debt, net of tax (2)	-	(5.8)	-	-	-	(5.8)
Numerator for diluted EPS	(79.0)	67.8	135.0	58.5	-	182.3
Weighted average number of shares (millions) – diluted(2)	542.5	34.0	-	-	-	576.5
Diluted earnings per ADS	(43.8c)	38.1c	70.2c	30.3c	-	94.8c

(1)	$8.9m of promotional costs have been reclassified from Research and development to Selling, general and administrative costs for the three months to June 30, 2008.

(2)
After the above adjustments, the Company made non GAAP net income during the calculation period. As a result (i) the after tax impact of the convertible bonds has been deducted from the numerator and (ii) in the money share options and convertible bonds are now included in the calculation of the diluted weighted average number of shares as they have a dilutive effect.

The following items are included in Adjustments:

(a)
Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($31.0 million), impairment charge in respect of DYNEPO intangible asset ($90.4 million) and tax effect of adjustments;

(b)	Acquisitions & integration activities: In-process R&D in respect of METAZYM acquired from Zymenex A/S ($135.0 million);
(c)
Divestments, Re-organizations and Discontinued Operations: Costs associated with inventory write down and other exit costs in respect of DYNEPO ($53.4 million), R&D commitment in respect of DYNEPO ($6.5 million), costs associated with the introduction of a new holding company ($6.6 million), gains on the disposal of non core product rights ($9.1 million), and tax effect of adjustments; and

(d)	Depreciation: Depreciation of $17.3 million included in Cost of Product Sales, R&D costs and SG&A costs for US GAAP separately disclosed for the presentation of Non GAAP earnings.

Unaudited results for the six months to June 30, 2009
Non GAAP reconciliation

	US GAAP	Adjustments				Non GAAP
6 months to,	June 30, 2009	Amortization & asset impairments	Acquisitions & integration activities	Divestments, re- organizations & discontinued operations	Reclassify depreciation	June 30, 2009
		(a)	(b)	(c)	(d)
	$M	$M	$M	$M	$M	$M
Total revenues	1,447.4	-	-	-	-	1,447.4
Costs and expenses:
Cost of product sales	180.0	-	(1.4)	(3.0)	(8.5)	167.1
Research and development	344.6	-	(36.9)	(65.0)	(7.8)	234.9
Selling, general and administrative	653.3	(66.8)	-	-	(30.7)	555.8
Reorganization costs	5.1	-	-	(5.1)	-	-
Integration & acquisition costs	3.8	-	(3.8)	-	-	-
Depreciation	-	-	-	-	47.0	47.0
Total operating expenses	1,186.8	(66.8)	(42.1)	(73.1)	-	1,004.8

Operating income	260.6	66.8	42.1	73.1	-	442.6

Interest income	1.3	-	-	-	-	1.3
Interest expense	(21.2)	-	-	-	-	(21.2)
Other income/(expense), net	54.9	-	-	(55.2)	-	(0.3)
Total other income/(expense), net	35.0	-	-	(55.2)	-	(20.2)

Income from continuing operations before income taxes and equity in earnings of equity method investees	295.6	66.8	42.1	17.9	-	422.4
Income taxes	(26.1)	(19.3)	(14.3)	(17.3)	-	(77.0)
Equity in earnings of equity method investees, net of tax	0.4	-	-	-	-	0.4
Income from continuing operations, net of tax	269.9	47.5	27.8	0.6	-	345.8
Loss from discontinued operations	(12.4)	-	-	12.4	-	-
Net income	257.5	47.5	27.8	13.0	-	345.8
Add net loss attributable to noncontrolling interest in subsidiaries	0.2	-	-	-	-	0.2
Net income attributable to Shire plc	257.7	47.5	27.8	13.0	-	346.0
Impact of convertible debt, net of tax (1)	-	16.8	-	-	-	16.8
Numerator for diluted EPS	257.7	64.3	27.8	13.0	-	362.8
Weighted average number of shares (millions) – diluted(1)	545.0	32.7	-	-	-	577.7
Diluted earnings per ADS	141.9c	25.2c	14.4c	6.9c	-	188.4c

(1) The impact of convertible debt, net of tax has a dilutive effect on a Non GAAP basis.

The following items are included in Adjustments:

(a)	Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($66.8 million) and tax effect of adjustment;
(b)
Acquisitions and Integration activities Inventory fair value adjustment related to the acquisition of Jerini AG ($1.4 million); payment on amendment of INTUNIV in-licence agreement ($36.9 million); costs associated with the integration and acquisition of Jerini AG and EQUASYM from UCB ($3.8 million); and tax effect of adjustments;

(c)
Divestments, Reorganizations and Discontinued Operations: Accelerated depreciation ($3.0 million) and reorganization costs ($5.1 million) for the transition of manufacturing from Owings Mills, costs associated with agreement to terminate Women’s Health products with Duramed ($65.0 million), gain on disposal of the investment in Virochem ($55.2 million); discontinued operations in respect of non core Jerini operations ($12.4 million), and tax effect of adjustments; and

(d)	Depreciation: Depreciation of $47.0 million included in Cost of Product Sales, R&D costs and SG&A costs for US GAAP separately disclosed for the presentation of Non GAAP earnings.

Unaudited results for the six months to June 30, 2008
Non GAAP reconciliation

	US GAAP	Adjustments				Non GAAP
6 months to,	June 30, 2008	Amortization & asset impairments	Acquisitions & integration activities	Divestments, re- organizations & discontinued operations	Reclassify depreciation	June 30, 2008
		(a)	(b)	(c)	(d)
	$M	$M	$M	$M	$M	$M
Total revenues	1,477.8	-	-	-	-	1,477.8
Costs and expenses:
Cost of product sales	233.2	-	-	(53.4)	(5.6)	174.2
Research and development(1)	248.2	-	-	(6.5)	(6.0)	235.7
Selling, general and administrative(1)	782.4	(152.3)	-	(12.2)	(22.0)	595.9
Gain on sale of product rights	(16.7)	-	-	16.7	-	-
In-process R&D charge	135.0	-	(135.0)	-	-	-
Depreciation	-	-	-	-	33.6	33.6
Total operating expenses	1,382.1	(152.3)	(135.0)	(55.4)	-	1,039.4

Operating income	95.7	152.3	135.0	55.4	-	438.4

Interest income	19.2	-	-	-	-	19.2
Interest expense	(34.1)	-	-	-	-	(34.1)
Other income/(expense), net	13.4	-	-	(9.4)	-	4.0
Total other expenses, net	(1.5)	-	-	(9.4)	-	(10.9)

Income from continuing operations before income taxes and equity in losses of equity method investees	94.2	152.3	135.0	46.0	-	427.5
Income taxes	(44.3)	(58.5)	-	3.4	-	(99.4)
Equity in losses of equity method investees, net of tax	(0.3)	-	-	-	-	(0.3)
Net Income attributable to Shire plc	49.6	93.8	135.0	49.4	-	327.8
Impact of convertible debt, net of tax	(2.2)	-	-	-	-	(2.2)
Numerator for diluted EPS	47.4	93.8	135.0	49.4	-	325.6
Weighted average number of shares (millions) – diluted	579.6	-	-	-	-	579.6
Diluted earnings per ADS	24.6c	48.6c	69.9c	25.5c	-	168.6c

  (1)  Promotional costs totaling $19.1 million have been reclassified from Research and development to Selling, general and administrative costs for the six months to June 30, 2008.

The following items are included in Adjustments:

(a)
Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($61.9 million), impairment charge in respect of DYNEPO intangible asset ($90.4 million) and tax effect of adjustments;

(b)	Acquisitions & integration activities: In-process R&D in respect of METAZYM acquired from Zymenex A/S ($135.0 million);
(c)
Divestments, Re-organizations and Discontinued Operations: Costs associated with inventory write down and other exit costs in respect of DYNEPO ($53.4 million), R&D commitment in respect of DYNEPO ($6.5 million),  and costs associated with the introduction of a new holding company ($12.2 million), gains on the disposal of non core assets ($16.7 million), gain on disposal of minority equity investment ($9.4 million) and tax effect of adjustments; and

(d)	Depreciation: Depreciation of $33.6 million included in Cost of Product Sales, R&D costs and SG&A costs for US GAAP separately disclosed for the presentation of Non GAAP earnings.

Notes to Editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder, human genetic therapies and gastrointestinal diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions. Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights. Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Non GAAP Measures

This press release contains financial measures not prepared in accordance with US GAAP. These measures are referred to as “Non GAAP” measures and include: Non GAAP operating income; Non GAAP net income; Non GAAP diluted earnings per ADS; effective tax rate on Non GAAP income from continuing operations before income taxes and equity method investees (“Effective tax rate on Non GAAP income”); Non GAAP Cost of product sales; Non GAAP Research and development; Non GAAP Selling, general and administrative; Non GAAP operating expenses; and Non GAAP other income. These Non GAAP measures exclude the effect of certain cash and non-cash items, both recurring and non-recurring, that Shire's management believes are not related to the core performance of Shire’s business. In the case of product sales, growth at constant exchange rates is calculated after restating current period product sales using the comparative periods average foreign exchange rates.

These Non GAAP financial measures are used by Shire’s management to make operating decisions because they facilitate internal comparisons of the Company’s performance to historical results and to competitors’ results. These measures are also considered by Shire’s Remuneration Committee in assessing the performance and compensation of employees, including its executive directors.

The Non GAAP measures are presented in this press release as the Company's management believe that they will provide investors with a means of evaluating, and an understanding of how Shire’s management evaluates, the Company’s performance and results on a comparable basis that is not otherwise apparent on a US GAAP basis, since many one-time, infrequent or non-cash items that the Company’s management believe are not indicative of the core performance of the business may not be excluded when preparing financial measures under US GAAP.

These Non GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with US GAAP.

The following items, including their tax effect, have been excluded from both 2008 and 2009 Non GAAP earnings, and from our 2009 guidance for Non GAAP diluted earnings per ADS:

Amortization and asset impairments:

•	Intangible asset amortization and impairment charges; and

•	Other than temporary impairment of investments.

Acquisitions and integration activities:

•	Upfront payments and milestones in respect of in-licensed and acquired products;

•	Costs associated with acquisitions, including transaction costs, and fair value adjustments on contingent consideration and acquired inventory;

•	Costs associated with the integration of companies; and

•	Incremental interest charges arising on the settlement of litigation with the former dissenting shareholders of TKT.

Divestments, re-organizations and discontinued operations

•	Gains and losses on the sale of non-core assets;

•	Costs associated with restructuring and re-organization activities;

•	Termination costs;

•	Costs associated with the introduction of the new holding company; and

•	Income / (losses) from discontinued operations.

Depreciation, which is included in Cost of product sales, Research and development costs and Selling, general and administrative costs in our US GAAP results, has been separately disclosed for the presentation of 2008 and 2009 Non GAAP earnings. A reconciliation of Non GAAP financial measures to the most directly comparable measure under US GAAP is presented on pages 22-25.

A reconciliation of Non GAAP diluted earnings per ADS for Q2 2009, to the measure of diluted EPS (ADS) computed using the full year 2009 expected tax rate of 24% is presented below:

	$M	cents/ADS

US GAAP Net income	44.1	24.3c
Non GAAP adjustments (as detailed on page 22)	65.0	36.0c
Non GAAP Net income/ Diluted EPS(ADS)	109.1	60.3c
Add: Non GAAP income taxes	2.2	1.2c
Less: Non GAAP income taxes (computed using effective rate of 24%)	(26.6)	(14.7c)

Pro forma Non GAAP Net income/ diluted EPS(ADS) at effective tax rate of 24%	84.7	46.8c

TRADEMARKS

All trademarks defined as ® and ™ used in this press release are trademarks of Shire plc or companies within the Shire group except for:

3TC® and ZEFFIX® which are trademarks of GSK, DYNEPO™ which is a trademark of Sanofi Aventis, PENTASA® which is a trademark of Ferring A/S Corp, RAZADYNE® and RAZADYNE® ER which are trademarks of J&J and REMINYL® and REMINYL XL™ which are trademarks of J&J (except in the UK and Republic of Ireland) 1.

A full list of the trademarks of Shire plc or companies within the Shire group is set out in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009.

1 REMINYL®  and REMINYL XL™ are both trademarks of Shire in the UK and Republic of Ireland.